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EX99.19 - PRESS RELEASE DATED APR 18, 2005: MIV THERAPEUTICS CHIEF MEDICAL
          OFFICER TO DISCUSS ADVANCED DRUG-ELUTING STENT COATING AT THIRD ANNUAL BIOTECHNOLOGY CONFERENCE


  MIVT'S DR. DOV SHIMON TO DISCUSS COMPANY'S PROPRIETARY BIOCOMPATIBLE MEDICAL
                  DEVICE COATING TECHNOLOGY AT NEW YORK EVENT

VANCOUVER, British Columbia--(BUSINESS WIRE)--April 18, 2005-- MIV Therapeutics, Inc. (OTCBB: MIVT) a developer of next-generation biocompatible stent coatings and drug delivery technologies, has announced that Dr. Dov Shimon, Chief Medical Officer and Director of MIV Therapeutics, is scheduled to present at the Third Annual Biotechnology Conference, to be held at the Rihga Royal Hotel in New York City, NY, April 19.

MIVT's Dr. Shimon is scheduled to present at 2:30 p.m. at the conference. He will deliver an overview of MIVT's business and growth strategy, followed by a detailed slide presentation regarding the Company's patented Hydroxyapatite
(HAp)-based multi-layer/multi-drug delivery systems for coating vascular stents. The conference is being hosted by White Mountain Capital, an investment banking firm. The Rihga Royal is located at 151 W. 54th St., New York, NY.

Dr. Shimon will discuss MIVT's ongoing development of next-generation advanced biocompatible coatings based on its proprietary HAp technology, for use in both passive and drug-eluting applications on cardiovascular stents and medical devices. Several recently announced scientific studies have confirmed the exceptional biocompatibility and drug-elution capabilities of MIVT's HAp-based coating technology. The coatings are designed to significantly improve the performance of stents and medical devices, both through advanced, active drug-elution functionality, as well as by the passive biocompatible features of the HAp coating, that is expected to eliminate inflammation and other complications that occur with previous generations of stents and implanted medical devices.

For more information on the conference, please visit www.whitemountaincapital.com

About MIV Therapeutics
----------------------

MIV Therapeutics is developing a next generation line of advanced biocompatible coatings for passive and drug-eluting application on cardiovascular stents and other implantable medical devices. MIVT's ultra-thin coating formulation is designed primarily to protect surrounding tissue from the chemical interaction of metal stents. MIVT's ultra-thin coating has been derived from a unique biocompatible material called hydroxyapatite (HAp) that demonstrated during in-vivo animal trials excellent safety and superior healing properties pursued by the science in the field of advanced implantable drug delivery systems. Hydroxyapatite is a bioactive porous material that makes up the bone mineral and matrix of teeth. It is widely used as a bone substitute material and for coating implantable fixation devices in orthopedic, dental and other applications. MIVT reached a Collaborative Research Agreement (CRA) with the University of British Columbia and received a research and development grant from the Natural Sciences and Engineering Research Council of Canada (NSERC) in 2002 for the development of hydroxyapatite as a drug eluting coating. In December 2004 MIVT received a Government grant for the research program titled "Development of Novel Drug Eluting Composite Coatings for Cardiovascular Stents" under the National Research Council - Industrial Research Assistance Program (NRC-IRAP). Under this sponsorship the Company will progress to the development stage, which is expected to finalize the drug-eluting research and development program.

For more information, please visit http://www.mivtherapeutics.com. To read or download MIV Therapeutics' Investor Fact Sheet, visit http://www.trilogy-capital.com/tcp/mivt/factsheet.html. To obtain daily and historical Company stock quote data, and recent Company news releases, visit http://www.trilogy-capital.com/tcp/html/mivt.htm.

Forward-Looking Statements
--------------------------

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such statements are indicated by words or phrases such as "believe", "will", "breakthrough", "significant", "indicated", "feel", "revolutionary", "should", "ideal", "extremely" and "excited". These statements are made under "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's recent Form 10-K and Form 10-Qs, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

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Copyright (C) 2005 MIV Therapeutics Inc. All rights reserved.


CONTACT:

     MIV Therapeutics Inc.
     Investors:
     Dan Savino, 800-221-5108 ext.16
     Fax: 604-301-9546
     dsavino@mivi.ca

     or

     Trilogy Capital Partners
     Investors:
     Paul Karon, 800-342-1467
     paul@trilogy-capital.com

     or

     Product inquiries and business opportunities:
     Arc Rajtar, 604-301-9545 ext.22
     arajtar@mivi.ca